Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TESSCO Technologies Incorporated 2019 Stock and Incentive Plan of our reports dated June 11, 2019, with respect to the consolidated financial statements and schedule of TESSCO Technologies Incorporated and the effectiveness of internal control over financial reporting of TESSCO Technologies Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

August 15, 2019